Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS; PROVIDES 2022 OUTLOOK

Fourth quarter 2021 net sales of $4.5 billion increased 2% year-over-year and were down 3% compared to 2019; Comparable sales were up 3% year-over-year and increased 3% versus 2019

Fiscal year 2021 net sales of $16.7 billion increased 21% year-over-year and were up 2% compared to fiscal year 2019; Comparable sales were up 6% year-over-year and increased 8% versus 2019

Fiscal year 2021 reported diluted earnings per share was $0.67 with adjusted diluted earnings per share of $1.44

Returned over $400 million to shareholders in fiscal 2021 through dividend program and share repurchase plan

Fiscal year 2022 reported diluted earnings per share is expected to be in the range of $1.95 to $2.15 with adjusted diluted earnings per share in the range of $1.85 to $2.05

SAN FRANCISCO – March 3, 2022 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., reported its financial results for the fourth quarter and fiscal year ended January 29, 2022.

The company’s reported diluted loss per share for the fourth quarter was $0.04. Excluding charges related to strategic changes in the company’s European business, the fourth quarter adjusted diluted loss per share was $0.02. Fiscal year 2021 reported diluted earnings per share was $0.67. Excluding fees associated with restructuring the company’s long-term debt, as well as charges related to divestiture activity and strategic changes in the company’s European business, adjusted diluted earnings per share for fiscal year 2021 was $1.44.

Additional information regarding adjusted diluted earnings (loss) per share, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

“After two years of restructuring, including divesting smaller non-strategic brands, transitioning our European market to an asset-light partnership model and shedding underperforming North American stores, our core business is strong and we are poised for balanced growth across our four billion-dollar lifestyle brands,” said Sonia Syngal, CEO, Gap Inc. “As our teams address near-term disruption from the acute headwinds that muted our fourth quarter performance, we are confident in our ability to execute against our long-term strategy, capitalizing on our investments in demand-generation, customer loyalty and artificial intelligence to accelerate profitable growth.”

Due to the significant impact of COVID-19 on prior year figures, financial comparisons in this release are being made primarily to the same period in fiscal year 2019. Fourth quarter and full year results for fiscal 2020 and 2019 can be found in the tables at the end of this press release.

The company’s fourth quarter fiscal year 2021 net sales of $4.5 billion were down 3% compared to 2019. Strategic permanent store closures and divestitures reduced net sales by approximately 9 percentage points versus 2019. Online sales grew 44% compared to the fourth quarter of 2019 and represented 43% of the total business. Fourth quarter comparable sales were up 3% versus 2019 and 3% year-over-year.

Fiscal year 2021 net sales of $16.7 billion represented a 2% increase versus fiscal year 2019. Strategic permanent store closures and divestitures reduced net sales by approximately 7 percentage points versus 2019. Fiscal year 2021 online sales grew 57% versus 2019 and represented 39% of total net sales. Comparable sales for fiscal year 2021 grew 8% versus 2019 and were up 6% year-over-year. The comparable sales calculation reflects online sales and comparable sales days in stores that were open.

Net sales and comparable sales by global brand were as follows:

•Old Navy: Fourth quarter net sales were muted in part due to supply chain impacts, up 2% versus 2019 with comparable sales flat versus 2019. For the year, the brand crossed $9 billion in net sales, up 14% compared to fiscal year 2019 with comparable sales up 12% versus 2019. Leaning into its market leadership in Active, Denim and Kids and Baby, Old Navy is well-positioned as a Value brand, offering the Democracy of Style for the whole family at jaw-dropping prices.

•Gap: Fourth quarter net sales declined 13% versus 2019, with permanent store closures contributing an estimated 17 percentage points of decline. Global comparable sales increased 3% with North America comparable sales up 12% versus the fourth quarter of 2019. Fiscal year 2021 net sales were down 12% compared to fiscal year 2019, with permanent store closures reducing sales by an estimated 15 percentage points. Global comparable sales for fiscal year 2021 were up 2% with North America comparable sales up 12% versus 2019. Building on its base of a healthier core and right-sized fleet, Gap is set to scale the strong partnerships it established in 2021, from Gap Home with Walmart and Yeezy Gap to its joint venture with NEXT in Europe, to further extend the brand’s reach and relevancy around the globe.

•Banana Republic: Fourth quarter net sales declined 11% versus 2019, with permanent store closures contributing an estimated 10 percentage points of the decline. Comparable sales were down 2% versus the fourth quarter of 2019. Fiscal year 2021 net sales were down 18% compared to fiscal year 2019, with permanent store closures reducing sales by an estimated 10 percentage points. Comparable sales for fiscal year 2021 were down 9% versus 2019. Following the brand’s successful re-launch, Banana Republic’s new premium positioning has resulted in Average Unit Retail growth, higher basket size and an increase in higher income shoppers. At the same time, the brand is expanding into new adjacent categories such as the launch of BR Baby.

•Athleta: Fourth quarter net sales were up 52% versus 2019 with comparable sales up 42% versus the fourth quarter of 2019. Fiscal year 2021 net sales were up 48% compared to fiscal year 2019 with comparable sales up 39% versus 2019. Athleta is on track to hit $2 billion in net sales by fiscal year 2023 led by its digital strength and capabilities, including its growth in the wellness space six months into the launch of AthletaWell.

Fourth Quarter Fiscal 2021 Results:
•Gross margin was 33.7% in the fourth quarter, 260 basis points lower than 2019 adjusted gross margin driven by:

◦Merchandise margins down 500 basis points versus 2019 due to nearly 600 basis points of estimated air freight costs which were partially offset by higher Average Unit Retails through lower discounting.

◦Rent, Occupancy and Depreciation (ROD) leverage of 240 basis points versus 2019 due to online growth, strategic store closures and rent negotiations.
•Reported operating expenses were $1.5 billion or 33.5% of net sales. Adjusted operating expenses were 33.3% of net sales, 300 basis points higher than the 2019 adjusted rate. The fourth quarter rate reflects an increased investment in marketing to support demand generation, investments in technology to build out digital and supply chain capabilities, and higher incentive compensation and fulfillment expenses, partially offset by reductions in store expenses.

•Operating margin for the quarter was 0.2% on a reported basis. Adjusted operating margin of 0.4% decreased 550 basis points compared to adjusted operating margin in 2019 and includes an estimated impact of nearly 600 basis points or $275 million in transitory air freight expense.

•Net interest expense for the quarter was $16 million.

•Tax expense for the quarter was $8 million on a pre-tax loss of $8 million resulting in an effective tax rate of negative 100%.

Fiscal Year 2021 Results:

•Gross margin of 39.8% improved 220 basis points versus 2019 adjusted gross margin driven by:

◦Merchandise margins down 100 basis points versus 2019 as Average Unit Retail growth was offset by an estimated 240 basis points of air freight expense.

◦Rent, Occupancy and Depreciation (ROD) leverage of 320 basis points versus 2019 due to online growth, strategic store closures and rent negotiations.
•Operating expenses were $5.8 billion or 35.0% of net sales on a reported basis. Adjusted operating expenses were 34.3% of net sales, 310 basis points higher than the 2019 adjusted rate. The fiscal year 2021 rate reflects an increased investment in growth, primarily through marketing and technology, as well as higher incentive compensation costs.

•Operating margin for fiscal year 2021 was 4.9% on a reported basis. Adjusted operating margin of 5.5% decreased 90 basis points compared to 2019 adjusted operating margin and includes an estimated impact of approximately 240 basis points or $430 million in air freight expense.

•Net interest expense for fiscal year 2021 was $162 million.

•The effective tax rate for the fiscal year 2021 was 20.7%. Excluding the net impact related to divestitures, strategic changes in the company’s European business and loss on extinguishment of debt, the full year adjusted effective tax rate was 26.2%.

•During the year, the company repurchased 9 million shares for a total of $201 million and ended fiscal year 2021 with 371 million shares outstanding.

•The company paid a dividend of $0.12 per share during the fourth quarter of fiscal year 2021. In fiscal year 2021, the company paid dividends totaling $226 million. In addition, on February 24, 2022, the company announced that its Board of Directors authorized a first quarter fiscal 2022 dividend of $0.15 per share, an increase of 25% versus the fourth quarter fiscal 2021 dividend.

•Fiscal year 2021 ending inventory was up 23% year-over-year with about 15% of the growth driven by longer in-transit times. The remaining increase was driven by higher Average Unit Cost resulting from air expense that the company expects to sell through in the first half of fiscal 2022 and from product mix shifts into higher cost items.
•The company ended fiscal year 2021 with $0.9 billion in cash and cash equivalents. Fiscal year 2021 free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $115 million.

•Fiscal year 2021 capital expenditures were $694 million.

•The company ended fiscal year 2021 with 3,399 store locations in over 40 countries, of which 2,835 were company operated.

Additional information regarding adjusted gross margin, adjusted operating expenses, adjusted operating margin, adjusted effective tax rate, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Fiscal Year 2022 Outlook:

For fiscal year 2022, the company expects its reported diluted earnings per share to be in the range of $1.95 to $2.15. Excluding a net benefit expected from international initiatives, the company expects its adjusted diluted earnings per share to be in the range of $1.85 to $2.05.

The company provided the following additional guidance:

Net Sales: The company expects fiscal year 2022 revenue growth to be in the low single-digit range versus fiscal year 2021 with first quarter net sales expected to be down mid to high-single digits versus the first quarter of 2021.

Operating Margin: The company expects to deliver operating margin of 6.3% to 6.8% on a reported basis and 6.0% to 6.5% on an adjusted basis in fiscal year 2022.

Net Interest Expense: The company expects net interest expense of about $70 million for fiscal year 2022.

Effective Tax Rate: The company expects its fiscal year 2022 effective tax rate to be about 27%.

Inventory: The company expects first quarter ending inventory to be up in the mid-twenty percent range relative to the first quarter of fiscal year 2021 as a result of earlier booking to offset longer in-transit times.

Capital Expenditures: The company expects capital spending to be approximately $700 million in fiscal year 2022. Capital spending is expected to primarily support growth investments including digital,

loyalty, and supply chain capacity projects, along with investment in store growth for Old Navy and Athleta.

Real Estate: The company expects to open about 30 to 40 stores each for Old Navy and Athleta in fiscal year 2022. In addition, as part of its 350-store closure plan, the company expects to close about 50 to 60 Gap and Banana Republic stores in North America during the year.

“As we transition to 2022, we are focused on delivering value to shareholders through our economic model, enabled by the progress we’ve made against our strategy through repositioning unprofitable areas of the business and building brand relevance,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “Our primary focus is on the long-term health of the business and delivering profitable growth year after year. We are clear on our 2022 priorities and are acutely focused on realizing increased operational efficiency and, most importantly, driving sustainable, profitable growth.”

Webcast and Conference Call Information
Joe Scheeline, Head of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter and fiscal year 2021 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Joe will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

To access the conference call, please use the “Click to Join” link below to have the conference call you. The link becomes active 15 minutes prior to the scheduled start time.

Click to Join

If you prefer to dial in, you can join by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7571387). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release is provided in the tables to this press release.

The non-GAAP measures included in this press release are adjusted gross margin, adjusted operating expenses, adjusted operating margin, adjusted effective tax rate, adjusted diluted earnings (loss) per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: the health, strength and relevance of our business and brands; growing our business and brands; building brand relevance; executing against our strategy; initiatives to reposition unprofitable business areas and the expected benefits therefrom; accelerating and delivering sustainable and profitable growth; delivering value to shareholders; realizing increased operational efficiency; Old Navy’s market leadership and brand positioning; Gap’s core health and fleet size; partnering Gap’s business and scaling partnerships to drive Gap’s sales in 2022; extending Gap’s reach and relevancy; Banana Republic’s relaunch and brand positioning; Banana Republic’s Average Unit Retail growth, basket size, pricing authority and customer file; Banana Republic’s expansion into new categories; Athleta’s net sales growth through 2023; Athleta’s digital strength and capabilities; Athleta’s growth in the wellness space and AthletaWell; investments in growth, marketing, demand generation, artificial intelligence, technology, digital, customer loyalty and supply chain and the expected benefits therefrom; online growth; reported and adjusted diluted earnings per share in 2022; the net benefit of international initiatives in 2022; revenue growth in 2022; first quarter 2022 net sales; reported and adjusted operating margin in 2022; net interest expense in 2022; effective tax rate in 2022; ending inventory for the first quarter of 2022; inventory in-transit times for the first quarter of 2022; capital spending in 2022; store openings and closures in 2022; competing in 2022; partnerships and the expected benefits therefrom; revenue growth; our online business; our integrated loyalty program and the expected benefits therefrom; customer behavior and the impact on our business; offering versatile and on-trend product; our market leadership in certain areas; improving profitability and on-time deliveries delays in 2022; expected transit times and booking deadlines; diversifying port exposure; optimizing manufacturing and proximate sourcing; digital product creation across our brands; product delays and air freight costs in 2022 and the first quarter of 2022; selling through air freight costs in 2022; the profitability of our brands in 2022; Old Navy revenue in 2022 and the first quarter of 2022; Old Navy comparable sales in 2022; Old Navy product categories and balance in 2022; weakness at Old Navy in the first quarter of 2022; Gap’s product and pricing authority; Gap’s distribution points in 2022; optimizing our core business; changes in the media landscape and media consumption habits; increasing personalization for loyalty customers; monetizing relationships with loyalty customers; transitioning our credit card program; initiatives to transform and de-risk our supply chain and the expected benefits therefrom; inventory management initiatives and the expected benefits therefrom; product category mix; the power and versatility of our portfolio; executing against our long-term economic model; delivering total shareholder return; operating margin leverage; EPS growth; the sale of our UK distribution center and the expected benefits therefrom; gross margins in 2022; merchandise margins in 2022; ROD in 2022; Average Unit Cost, commodity prices and product mix changes in 2022; discount rates in 2022; SG&A in 2022; driving efficiencies in operations in 2022; our dividend and share repurchase programs; expected share repurchases in 2022; cash inflows and cash generation in 2022; and achieving our long-term operating margin goal.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment, consumer spending patterns and risks associated with the COVID-19 pandemic; the risk that economic conditions worsen beyond what is currently estimated by management; the risk that inflationary pressures increase beyond our ability to control, which may increase our expenses and negatively impact consumer demand; the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information; the risk that we may be unable to mitigate the impact of global supply chain disruptions on our business and operations and maintain inventory commensurate with customer demand; the risk that supply chain delays will result in receiving inventory after the intended selling season and lead to significant impairment charges; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences; the risk that we fail to maintain, enhance and protect our brand image; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, loyalty, supply chain and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we may be unable to manage our inventory effectively and the impact on our gross margins; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk of data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk of failures of, or updates or changes to, our information technology systems; the risk that our efforts to expand internationally may not be successful; the risk that our arrangements with franchise partners to operate stores in Europe and elsewhere will not be successful in growing our brands and amplifying our reach; the risk that our franchisees and licensees could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risk of exposure to foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; natural disasters, public health crises (including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards and our new credit card arrangement; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our outstanding long-term debt; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 3, 2022. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Emily Gacka
(415) 427-1972
Investor_relations@gap.com

Media Relations Contact:
Jason Allen
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	January 29, 2022	January 30, 2021	February 1, 2020 (a)
ASSETS
Current assets:
Cash and cash equivalents	$877	$1,988	$1,364
Short-term investments	—	410	290
Merchandise inventory	3,018	2,451	2,156
Other current assets	1,270	1,159	706
Total current assets	5,165	6,008	4,516
Property and equipment, net	3,037	2,841	3,122
Operating lease assets	3,675	4,217	5,402
Other long-term assets	884	703	639
Total assets	$12,761	$13,769	$13,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,951	$1,743	$1,174
Accrued expenses and other current liabilities	1,367	1,276	1,067
Current portion of operating lease liabilities	734	831	920
Income taxes payable	25	34	48
Total current liabilities	4,077	3,884	3,209
Long-term liabilities:
Long-term debt	1,484	2,216	1,249
Long-term operating lease liabilities	4,033	4,617	5,508
Other long-term liabilities	445	438	397
Total long-term liabilities	5,962	7,271	7,154
Total stockholders' equity	2,722	2,614	3,316
Total liabilities and stockholders' equity	$12,761	$13,769	$13,679
__________
(a) Fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended			52 Weeks Ended
($ and shares in millions except per share amounts)	January 29, 2022	January 30, 2021	February 1, 2020 (a)	January 29, 2022	January 30, 2021	February 1, 2020 (a)
Net sales	$4,525	$4,424	$4,674	$16,670	$13,800	$16,383
Cost of goods sold and occupancy expenses	3,002	2,756	3,000	10,033	9,095	10,250
Gross profit	1,523	1,668	1,674	6,637	4,705	6,133
Operating expenses	1,515	1,534	1,919	5,827	5,567	5,559
Operating income (loss)	8	134	(245)	810	(862)	574
Loss on extinguishment of debt	—	—	—	325	58	—
Interest, net	16	57	9	162	182	46
Income (loss) before income taxes	(8)	77	(254)	323	(1,102)	528
Income taxes	8	(157)	(70)	67	(437)	177
Net income (loss)	$(16)	$234	$(184)	$256	$(665)	$351
Weighted-average number of shares - basic	373	375	373	376	374	376
Weighted-average number of shares - diluted	373	382	373	383	374	378
Earnings (loss) per share - basic	$(0.04)	$0.62	$(0.49)	$0.68	$(1.78)	$0.93
Earnings (loss) per share - diluted	$(0.04)	$0.61	$(0.49)	$0.67	$(1.78)	$0.93
__________
(a) Fourth quarter of fiscal 2019 quarter-to-date and year-to-date information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	January 29, 2022 (a)	January 30, 2021 (a)
Cash flows from operating activities:
Net income (loss)	$256	$(665)
Depreciation and amortization	504	507
Impairment of operating lease assets	8	391
Impairment of store assets	1	135
Loss on extinguishment of debt	325	58
Loss on divestiture activity	59	—
Change in merchandise inventory	(593)	(305)
Change in accounts payable	186	564
Change in income taxes payable, net of receivables and other tax-related items	(85)	(304)
Other, net	148	(144)
Net cash provided by operating activities	809	237

Cash flows from investing activities:
Purchases of property and equipment	(694)	(392)
Purchases of short-term investments	(753)	(508)
Proceeds from sales and maturities of short-term investments	1,162	388
Net cash paid for divestiture activity	(21)	—
Payments for acquisition activity, net of cash acquired	(135)	—
Other	(5)	2
Net cash used for investing activities	(446)	(510)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	500
Payments for revolving credit facility	—	(500)
Proceeds from issuance of long-term debt	1,500	2,250
Payments to extinguish debt	(2,546)	(1,307)
Payments for debt issuance costs	(16)	(61)
Proceeds from issuances under share-based compensation plans	54	22
Withholding tax payments related to vesting of stock units	(36)	(9)
Repurchases of common stock	(201)	—
Cash dividends paid	(226)	—
Net cash provided by (used for) financing activities	(1,471)	895

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(6)	13
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,114)	635
Cash, cash equivalents, and restricted cash at beginning of period	2,016	1,381
Cash, cash equivalents, and restricted cash at end of period	$902	$2,016
__________
(a) For the fifty-two weeks ended January 29, 2022 and January 30, 2021, total cash, cash equivalents, and restricted cash includes $25 million and $28 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended
($ in millions)	January 29, 2022	January 30, 2021
Net cash provided by operating activities	$809	$237
Less: Purchases of property and equipment	(694)	(392)
Free cash flow	$115	$(155)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FOURTH QUARTER AND FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of strategic changes related to our operating model in Europe, the loss on extinguishment of debt, and the loss on divestiture activity. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Income Taxes	Net Income (Loss)	Earnings (Loss) per Share - Diluted
($ in millions) 13 Weeks Ended January 29, 2022
GAAP metrics, as reported	$1,515	33.5%	$8	0.2%	$8	$(16)	$(0.04)
Adjustments for:
Strategic actions in Europe (a)	(8)	(0.2)%	8	0.2%	—	8	0.02
Non-GAAP metrics	$1,507	33.3%	$16	0.4%	$8	$(8)	$(0.02)

	Gross Profit	Gross Margin (c)	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Loss on Extinguishment of Debt	Income Taxes	Net Income	Earnings per Share - Diluted (c)
($ in millions) 52 Weeks Ended January 29, 2022
GAAP metrics, as reported	$6,637	39.8%	$5,827	35.0%	$810	4.9%	$325	$67	$256	$0.67
Adjustments for:
Strategic actions in Europe (a)	(9)	(0.1)%	(50)	(0.3)%	41	0.2%	—	9	32	0.08
Loss on extinguishment of debt	—	—%	—	—%	—	—%	(325)	83	242	0.63
Loss on divestiture activity (b)	—	—%	$(59)	(0.4)%	$59	0.4%	—	$37	$22	0.06
Non-GAAP metrics	$6,628	39.8%	$5,718	34.3%	$910	5.5%	$—	$196	$552	$1.44
__________
(a) Represents the net impacts from changes to our European operating model. These impacts primarily include employee-related and lease-related costs.
(b) Represents the impact of the loss on divestiture activity for the Janie and Jack and Intermix brands.
(c) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total. Earnings per share is calculated individually for each quarter; therefore, the sum of the quarters may not equal the fiscal year total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FOURTH QUARTER AND FISCAL YEAR 2019
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of separation-related costs, specialty fleet restructuring costs, flagship impairment charges, a gain on sale of building, and the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the U.S. Tax Cuts and Jobs Act of 2017 ("TCJA"). Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin (e)	Operating Expenses	Operating Expenses as a % of Net Sales (e)	Operating Income (loss)	Operating Margin	Income Taxes	Net Income (Loss)	Earnings (loss) per Share - Diluted
($ in millions) 13 Weeks Ended February 1, 2020
GAAP metrics, as reported	$1,674	35.8%	$1,919	41.1%	$(245)	(5.2)%	$(70)	$(184)	$(0.49)
Adjustments for:
Separation-related costs (a)	1	0.0%	(188)	(4.0)%	189	4.0%	48	141	0.38
Specialty fleet restructuring costs (b)	21	0.4%	(17)	(0.4)%	38	0.8%	—	38	0.10
Flagship impairment charges (c)	—	—%	(296)	(6.3)%	296	6.3%	74	222	0.59
Non-GAAP metrics	$1,696	36.3%	$1,418	30.3%	$278	5.9%	$52	$217	$0.58

	Gross Profit	Gross Margin (e)	Operating Expenses	Operating Expenses as a % of Net Sales (e)	Operating Income	Operating Margin	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 52 Weeks Ended February 1, 2020
GAAP metrics, as reported	$6,133	37.4%	$5,559	33.9%	$574	3.5%	$177	$351	$0.93
Adjustments for:
Separation-related costs (a)	1	0.0%	(300)	(1.8)%	301	1.8%	77	224	0.59
Specialty fleet restructuring costs (b)	22	0.1%	(39)	(0.2)%	61	0.4%	3	58	0.15
Flagship impairment charges (c)	—	—%	(296)	(1.8)%	296	1.8%	74	222	0.59
Gain on sale of building	—	—%	191	1.2%	(191)	(1.2)%	(50)	(141)	(0.37)
U.S. Federal tax reform adjustment (d)	—	—%	—	—%	—	—%	(30)	30	0.08
Non-GAAP metrics	$6,156	37.6%	$5,115	31.2%	$1,041	6.4%	$251	$744	$1.97
__________
(a) Represents the impact of costs related to the Old Navy spin-off transaction that was subsequently cancelled. Separation-related amounts primarily consist of costs associated with information technology and fees for consulting and advisory services.
(b) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.
(c) Represents non-cash impairment charges related to global flagship stores. Flagship impairment charges related to operating lease assets and store assets were $223 million and $73 million, respectively.
(d) Represents the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA.
(e) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2022
Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2022 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated impact of strategic changes to our operating model in Mexico and the sale of the Company's U.K. distribution center. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 28, 2023
	Low End	High End
Expected earnings per share - diluted	$1.95	$2.15
Add: Estimated impact of strategic actions (a)	0.09	0.09
Less: Estimated gain on sale of building (b)	(0.19)	(0.19)
Expected adjusted earnings per share - diluted	$1.85	$2.05
__________
(a) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of estimated net costs related to strategic changes to our operating model in Mexico.
(b) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of an expected gain on the sale of our U.K. distribution center.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarters and fiscal years 2021, 2020, and 2019 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended January 29, 2022
U.S. (1)	$2,097	$761	$532	$428	$2	$3,820
Canada	178	100	54	9	—	341
Europe	1	54	2	1	—	58
Asia	1	219	21	—	—	241
Other regions	30	30	4	1	—	65
Total	$2,307	$1,164	$613	$439	$2	$4,525
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended January 30, 2021
U.S. (1)	$2,189	$704	$438	$371	$86	$3,788
Canada	163	78	40	—	—	281
Europe	—	80	2	—	—	82
Asia	—	207	20	—	—	227
Other regions	23	19	4	—	—	46
Total	$2,375	$1,088	$504	$371	$86	$4,424
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (5)	Athleta (2)	Other (4)	Total
13 Weeks Ended February 1, 2020
U.S. (1)	$2,055	$781	$642	$288	$46	$3,812
Canada	160	98	60	—	—	318
Europe	—	145	4	—	—	149
Asia	15	289	26	—	—	330
Other regions	35	25	5	—	—	65
Total	$2,265	$1,338	$737	$288	$46	$4,674

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
52 Weeks Ended January 29, 2022
U.S. (1)	$8,272	$2,608	$1,703	$1,432	$102	$14,117
Canada	713	349	178	12	—	1,252
Europe	2	328	8	2	—	340
Asia	2	658	70	—	—	730
Other regions	93	120	17	1	—	231
Total	$9,082	$4,063	$1,976	$1,447	$102	$16,670
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
52 Weeks Ended January 30, 2021
U.S. (1)	$6,898	$2,099	$1,242	$1,135	$276	$11,650
Canada	578	261	130	—	3	972
Europe	—	319	10	—	—	329
Asia	4	642	64	—	—	710
Other regions	56	67	16	—	—	139
Total	$7,536	$3,388	$1,462	$1,135	$279	$13,800
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (5)	Athleta (2)	Other (4)	Total
52 Weeks Ended February 1, 2020
U.S. (1)	$7,259	$2,723	$2,191	$978	$247	$13,398
Canada	587	349	215	—	2	1,153
Europe	—	525	14	—	—	539
Asia	45	943	96	—	—	1,084
Other regions	92	94	23	—	—	209
Total	$7,983	$4,634	$2,539	$978	$249	$16,383
__________
(1) U.S. includes the United States, Puerto Rico, and Guam.
(2) Previously, net sales for the Athleta brand were grouped within the "Other" column. Beginning in fiscal 2021, we have made a change for all periods presented to break out Athleta net sales into its own column.
(3) Primarily consists of net sales for the Intermix, Janie and Jack, and Hill City brands. The divestiture of Janie and Jack was completed on April 8, 2021. The divestiture of Intermix was completed on May 21, 2021. Hill City brand was closed in January 2021. Additionally, beginning in the second quarter of fiscal 2020, net sales from the business-to-business program and beginning in the fourth quarter of fiscal 2021, other revenue generating initiatives are also included.
(4) Primarily consists of net sales for Intermix and Hill City brands as well as a portion of income related to our credit card agreement.
(5) Banana Republic Global fiscal year 2019 net sales include the Janie and Jack brand.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 30, 2021	52 Weeks Ended January 29, 2022		January 29, 2022
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,220	44	12	1,252	20.1
Gap North America	556	2	38	520	5.5
Gap Asia	340	12	23	329	2.8
Gap Europe (2)	117	1	86	11	0.1
Banana Republic North America	471	2	27	446	3.7
Banana Republic Asia	47	6	3	50	0.2
Athleta North America	199	30	2	227	0.9
Intermix North America (1)	31	—	—	—	—
Janie and Jack North America (1)	119	—	—	—	—
Company-operated stores total	3,100	97	191	2,835	33.3
Franchise (2)	615	78	150	564	N/A
Total	3,715	175	341	3,399	33.3
__________
(1) On April 8, 2021, the Company completed the divestiture of the Janie and Jack brand. On May 21, 2021, the Company completed the divestiture of the Intermix business. The 150 stores divested are not included as store closures or in the ending balance for fiscal 2021.
(2) The 21 Gap France stores that were transitioned to Hermione People & Brands during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Europe excludes these stores and the ending balance for Franchise includes these stores.